Quest - Celera Transaction A compelling transaction to deliver shareholder value now April 2011 Exhibit (a)(6)

Forward Looking Statements
This communication contains forward-looking statements, which include statements regarding the ability of Quest Diagnostics Incorporated (“Parent”), Spark Acquisition Corporation (“Purchaser”) and Celera
Corporation (the “Company”) to complete the transactions contemplated by the Agreement and Plan of
Merger, dated March 17, 2011 as amended April 18, 2011, by and among Parent, Purchaser and the
Company (the “Merger Agreement”), the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the tender offer and the subsequent merger; uncertainties as to how many of the Company’s stockholders will tender their shares of common stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, the effects of disruption from the transactions on the
Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; the risk that our recent memorandum of understanding regarding settlement with certain plaintiffs to current litigation will not be approved or its conditions may not be satisfied; other uncertainties pertaining to the business of the Company, as well as other risks detailed in the Company’s public filings with the Securities and Exchange Commission (the
“SEC”) from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 25, 2010. The reader is cautioned not to unduly rely on these forward-looking statements. The Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking statements except as required by law.

Additional Information and Where to Find It
This presentation is neither an offer to buy nor a solicitation of an offer to sell any securities of the Company. The solicitation and the offer to buy shares of the
Company’s common stock is only made pursuant to the tender offer statement on
Schedule TO, including an offer to purchase and other ancillary related materials, that
Purchaser filed with the SEC on March 28, 2011. With respect to the tender offer, the
Company also filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on March 28, 2011.  Investors may obtain the tender offer statement on
Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of the
Company on Schedule 14D-9, and related materials with respect to the tender offer, free of charge from the website of the SEC at www.sec.gov, or from the information agent and dealer manager named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by the Company under the “Media and Investors” section of the Company’s website at www.celera.com.
Investors are advised to read these documents, including the Solicitation/
Recommendation Statement of the Company and any amendments thereto and any other materials relating to the tender offer that are filed or will be filed with the SEC, carefully and in their entirety prior to making any decisions with respect to tendering their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Situation Analysis
Revenues in lab services segment (BHL) declined
significantly in Q1 2010 due primarily to competition
from former sales personnel who left the company
Company issued initial FY2010 revenue and EPS
guidance well below analyst estimates and revised
twice during 2010 to reflect the shortfall at BHL
Total revenue declined 18% from 2009 to 2010 with
loss of $25 million in 2010
Our business faces significant risks, including:
Continued competition at BHL, including from
former BHL sales representatives
Scalability challenges required to sustain and
grow the BHL revenue base
Reimbursement pressures at BHL, including
out-of-network status with most health plans
Internal forecasts for long-term performance
and expected loss in 2011
Celera Board concluded in early 2010 that the risks
and challenges of scale and complexity of Celera’s
businesses required an assessment of strategic
partnership opportunities

$5.50
$6.00
$6.50
$7.00
$7.50
$8.00
$8.50
1/1/10 4/4/10 7/7/10 10/9/10 1/11/11 4/15/11
0
1,000
2,000
3,000
4,000
5,000
6,000
$8.01
16.1%
Since January 1, 2010
Source: FactSet.
(January 1, 2010 – April 15, 2011)
Quest
proposal of
$8.00
3/3/10:
Reports
Q4 and FY
‘09 results
and issues
CY ‘10
guidance
4/28/10:
Reports Q1
results
8/3/10:
Reports Q2
results,
lowers
annual
guidance
11/3/10:
Reports Q3
results,
lowers
annual
guidance
Volume in thousands Celera price close (+16.1%)

Process and Outcome
Year-long comprehensive process
– Extensive independent Board involvement in the initial strategic assessment and throughout the strategic transaction process
– 13 well qualified, recognized, healthcare companies were contacted in the process
– Board reviewed various strategic alternatives, including:
entire company transaction
sale of all or part of the business
other value alternatives for company businesses/assets
– Outside consultants (LEK) engaged in initial strategic assessment
– Board was advised by Credit Suisse throughout the process
Outcome
– No interested bidders for BHL on a standalone basis
– For Products business, two initial expressions of interest, but only one potential bidder fully engaged in the strategic process
Sale of Products would have left Celera with BHL as the remaining business with increased business risk profile, reduced strategic opportunities and smaller revenue base to cover corporate overhead (which would have increased our operating losses)
– Verbal expression of interest from the one viable potential bidder was contingent on availability of next generation sequencer,  which the Company determined may not be available on acceptable terms
– Only one ultimate bidder for entire company acquisition – Quest
Board determined, after thorough year-long process and with advice from Credit Suisse, that a sale of the entire company to Quest was in the best interests of stockholders
– Quest was firm that $8.00, inclusive of the drug assets, was its “best and final” offer
– Board determined that Quest’s offer was better than continuing with the risks and challenges of the Company’s present business

Drug Assets
The Board reviewed the valuation of, and potential strategic alternatives for, Celera’s drug assets (potential future royalties on drugs in development by others)
– Financial analysis prepared with assistance of Credit Suisse, taking into account both the prospects and risks for the individual drug assets, and analyzing present value considerations for potential future revenue streams
Cathepsin K
– Still in phase 3 with limited clinical data to date; phase 3 trial expected to conclude in mid-2012, with initial revenue expected at 2014, assuming successful completion of clinical development and regulatory processes
– Novel, unproven, mechanism of action
– Phase 2 data suggests side-effects
– Risks associated with any drug, even those in Phase 3, still high
– Potentially significant competition from generics and other novel compounds
– Longer term potential value is high, but risk and time-value are significant factors
Pharmacyclics
– Very early stage, Phase1/ Phase 2, mostly novel compounds
– Substantial development risk for early stage compounds, coupled with funding risk for development partner
– Revenue uncertain and likely 2014 or later
Quest position on drug assets
– Celera sought to exclude the drug assets from the sale to Quest or to get a contingent value right for
Celera stockholders
– Quest refused and stated that it valued drug assets inclusive in its $8 “best and final” offer

In Summary
Celera Board conducted a robust, comprehensive, year-long process, with all businesses/assets considered by both Credit Suisse and the Board
This led to one viable offer – Quest’s “best and final” offer of $8.00 per share for the entire company
This was accepted by the Board after taking into consideration the risks and challenges that would be faced by Celera if continuing as an independent company
The Celera Board confirms its determination that the proposed Quest transaction is in the best interests of Celera stockholders and recommends that stockholders accept Quest’s offer and tender their shares pursuant to the Quest tender offer